     As filed with the Securities and Exchange Commission on January 2, 2002

                                                    Registration No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                            OSI PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                    13-3159796
  (State or other jurisdiction           (I.R.S. Employer Identification No.)
  of incorporation organization)


   58 SOUTH SERVICE ROAD, SUITE 110, MELVILLE, NEW YORK 11747, (631) 962-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------

                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            OSI PHARMACEUTICALS, INC.
   58 SOUTH SERVICE ROAD, SUITE 110, MELVILLE, NEW YORK 11747, (631) 962-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                        Copies of all communications to:

                         SPENCER W. FRANCK, JR., ESQUIRE
                                 SAUL EWING LLP
      1200 LIBERTY RIDGE DRIVE, SUITE 200, WAYNE, PENNSYLVANIA 19087-5055,
                                 (610) 251-5082

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

  TITLE OF SECURITIES TO BE REGISTERED       AMOUNT TO BE        PROPOSED MAXIMUM          PROPOSED MAXIMUM             AMOUNT OF
                                              REGISTERED     OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share          924,984             $43.97(1)               $40,671,546(1)              $9,721(2)

(1) In accordance with Rule 457(c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market on December 27, 2001, which was $43.97.

(2) Represents the Proposed Maximum Aggregate Offering Price multiplied by $0.000239.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                 924,984 SHARES

                            OSI PHARMACEUTICALS, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

         The stockholder named on page 9 is selling up to 924,984 shares of OSI's common stock.

         OSI's common stock is traded on the Nasdaq National Market under the symbol "OSIP". On __________, 2002, the reported closing price of the common stock was $______ per share.

                           --------------------------

                       THIS INVESTMENT INVOLVES RISK. SEE
             "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                THE DATE OF THIS PROSPECTUS IS ___________, 2002

                                TABLE OF CONTENTS

RISK FACTORS...............................................................   1


RECENT EVENTS..............................................................   9


USE OF PROCEEDS............................................................   9


SELLING STOCKHOLDER........................................................   9


PLAN OF DISTRIBUTION.......................................................  10


AVAILABLE INFORMATION......................................................  11


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  11


LEGAL MATTERS..............................................................  12


EXPERTS....................................................................  12

                                  RISK FACTORS

ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT AND IN CLINICAL TRIALS, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE MARKET FOR A NUMBER OF REASONS.

         Our success depends on the discovery of new drugs which we can commercialize and take to market. None of our potential products, including Tarceva(TM) (formerly OSI-774), however, may ever reach the market for a number of reasons. They may be found ineffective or cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that the products cannot be manufactured on a large scale basis, and therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

         We have a number of product candidates in very early stages of development, and we do not expect them to be commercially available for several years, if at all. All but six of our product candidates are in the pre-clinical development phase. The six candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partners will be able to market them.

IF WE HAVE A SETBACK IN OUR TARCEVA(TM) PROGRAM, OUR STOCK PRICE WOULD ALMOST CERTAINLY DECLINE.

         We are currently in Phase III clinical trials for Tarceva(TM). If the results of the trials are not satisfactory, we would need to conduct additional clinical trials or abandon our Tarceva(TM) program. Since Tarceva(TM) is our most advanced product candidate, a setback of this nature would almost certainly cause a decline in our stock price.

IF WE ARE UNABLE TO DEMONSTRATE ACCEPTABLE SAFETY AND EFFICACY OF TARCEVA(TM) DURING CLINICAL TRIALS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVAL AND THUS WILL NOT BE ABLE TO COMMERCIALIZE AND GENERATE REVENUES FROM TARCEVA(TM).

         We must continue to demonstrate, through pre-clinical testing and clinical trials, that Tarceva(TM) is safe and effective. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that our clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for Tarceva(TM). A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. These events can cause our statistical analysis of clinical trial results to be incorrect.

         The completion of clinical trials of Tarceva(TM) may be delayed by many factors. One such factor is the rate of enrollment of patients. We cannot control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may hinder our ability to obtain regulatory approval of Tarceva(TM).

         We cannot be sure that regulatory authorities will permit us to undertake additional clinical trials for Tarceva(TM). Any delays in obtaining or failure to obtain regulatory approval will hinder us from commercializing and generating revenues from Tarceva(TM).

IF WE ARE UNABLE TO ENTER INTO AND MAINTAIN ARRANGEMENTS WITH THIRD PARTIES FOR THE CO-DEVELOPMENT AND COMMERCIALIZATION OF OUR POTENTIAL PRODUCTS, INCLUDING OUR ALLIANCE WITH GENENTECH, INC. AND ROCHE FOR TARCEVA(TM), OUR ABILITY TO PROCEED WITH THE TIMELY AND PROFITABLE MANUFACTURING AND SALE OF OUR PRODUCT CANDIDATES MAY BE LIMITED.

         If we fail to enter into and maintain successful collaborative partnerships to conduct or assist us with co-development or commercialization, we may not be able to obtain the resources needed to commercialize potential products in certain drug discovery efforts.

         Successful commercialization of our product candidates is dependent upon our ability to:

         - manufacture our products in commercial quantities at reasonable costs;

         -        obtain reimbursement coverage for our products;

         -        compete favorably against other products; and

         -        market our products successfully.

         For our most advanced drug candidate, Tarceva(TM), we entered into an alliance with Genentech and Roche for the co-development and marketing of Tarceva(TM). The failure to maintain this co-development and marketing partnership on reasonable terms could delay our development of Tarceva(TM) and could require us to expend greater financial resources because we would have to focus our efforts internally. As our internal costs increase, we may have difficulty recovering them.

IF OUR COMPETITORS SUCCEED IN DEVELOPING TECHNOLOGIES AND PRODUCTS THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR TECHNOLOGIES AND PRODUCTS MAY BE RENDERED LESS COMPETITIVE.

         We face significant competition from industry participants that are pursuing the same technologies as we are, and from organizations that are developing pharmaceutical products that are competitive with our potential products. Where we are developing products independently, many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development may result in our compounds, products or processes becoming obsolete before we recover any of the expenses incurred to develop them.

         In particular, we face significant competition from other biotechnology and pharmaceutical companies which are currently developing drugs similar to Tarceva(TM) that could decrease our potential sales of the product. We are aware of four companies, two of which have resources substantially greater than we do, which are currently developing drugs similar to Tarceva(TM). AstraZeneca PLC is developing a small molecule with a close structural relationship to Tarceva(TM), called Iressa(R), that is currently in Phase III trials. Pfizer/Warner-Lambert Company has a compound, CI-1033, now in Phase I trials, which is structurally similar to Iressa(R) and Tarceva(TM). ImClone Systems, Incorporated and
Abgenix, Inc. are developing a different kind of product, humanized antibodies, against the EGFR target. The ImClone product is currently in Phase III trials, and the Abgenix product is in Phase I trials. AstraZeneca and ImClone are expected to both enter the market ahead of us. If our competitors succeed in developing drugs similar to Tarceva(TM) that are more effective than our own, or if they enter the market with their products before we do, our product may not gain widespread market acceptance.

IF GOVERNMENT AGENCIES DO NOT GRANT US OR OUR COLLABORATIVE PARTNERS REQUIRED APPROVALS FOR ANY OF OUR POTENTIAL PRODUCTS, THEN WE OR OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO MANUFACTURE OR SELL OUR PRODUCTS.

         All of our newly discovered potential products must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The Food and Drug Administration and other regulatory agencies may delay or deny the approval of our proposed products. None of our products has yet received governmental approval, and none may ever do so.

         Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. We may be required to withdraw our product from the market if previously unknown problems are discovered. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the FDA's imposition of criminal penalties against the manufacturer and the holder of the new drug application.

IF WE ARE UNABLE TO SUCCESSFULLY MANAGE AND ASSIMILATE THE OPERATIONS, PERSONNEL, TECHNOLOGIES AND PRODUCTS ACQUIRED FROM BRITISH BIOTECH PLC AND GILEAD SCIENCES, INC., WE MAY DEPLETE OUR EXISTING FINANCIAL AND MANAGEMENT RESOURCES, AS WELL AS OUR OPPORTUNITIES FOR FAVORABLE ACQUISITIONS IN THE FUTURE.

         An important part of our business strategy has been, and will continue to be, to grow through mergers and acquisitions of products, companies and businesses. In September 2001, we acquired certain pre-clinical research operations of British Biotech, including laboratory equipment, several research and administrative professionals and certain of its facilities in the United Kingdom. In December 2001, we acquired certain assets associated with Gilead's oncology business, including its pipeline of clinical candidates in oncology, related intellectual property, key members of its personnel and its facilities in Colorado. We may face difficulties integrating the new operations, personnel, technologies, products and cultures. Management's attention may be diverted from other business concerns to address these integration issues, analyze new technologies and manage these geographically diverse infrastructures. In addition, failure to integrate and assimilate the acquisitions into our company's current structure could lead to frustrated employees and the potential loss of such employees who may be vital to the new operations. We have incurred and will continue to incur certain liabilities and expenses in connection with these acquisitions. Any increases in liabilities or expenses may result in dilutive issuances of equity securities, further increases of debt, reduction of existing cash balances, amortization expenses related to intangible assets and other charges to operating results. If we are unable to successfully manage these acquisitions, not only do we risk depleting our resources to address immediate concerns, we risk delaying and possibly losing suitable strategic acquisition opportunities as they arise in the future.

IF OUR COMPETITORS WHO ARE CURRENTLY DEVELOPING PRODUCTS SIMILAR TO TARCEVA(TM) GAIN MARKET APPROVAL BEFORE US, THEN THE NUMBER OF PATIENTS AVAILABLE AND WILLING TO VOLUNTEER FOR OUR CLINICAL TRIALS MAY BE REDUCED.

         In order for us to meet the FDA's requirements for Phase III clinical trials, we will have to demonstrate our drug's efficacy and safety in a pre-determined number of patients. If the pre-determined number of patients do not volunteer for treatment with our drug in clinical trials, the FDA may determine that our data is insufficient to establish the drug's efficacy and safety and deny us market approval. Patients who enroll in clinical trials do so on a voluntary basis. By volunteering for a clinical trial, a select number of patients are given early access to an experimental treatment. Currently, AstraZeneca and Pfizer/Warner-Lambert have compounds, now in clinical trials, which are structurally similar to Tarceva(TM), and will be indicated for a similar use. In addition, ImClone and Abgenix are developing a different kind of product, humanized antibodies, against the EGFR target. The ImClone product is currently in Phase III trials, and the Abgenix product is in Phase I trials. If one or all of these drugs is granted market approval before Tarceva(TM), then those drugs will be available by prescription for all patients who need treatment. Patients who have an alternative treatment available on the market may be less likely to volunteer for our clinical trials. Any reduction in the number of volunteers for our clinical trials could delay the completion of the study or cause some trials to be cancelled.

OUR RELIANCE ON CLINICAL DISTRIBUTORS, MANUFACTURERS AND CLINICAL RESEARCH ORGANIZATIONS, OR CROS, MAY RESULT IN DELAYS IN COMPLETING OR A FAILURE TO COMPLETE CLINICAL TRIALS IF THEY FAIL TO PERFORM UNDER OUR AGREEMENTS WITH THEM.

         We have limited experience in conducting and managing clinical trials, as well as obtaining regulatory approvals for our product candidates. An element of our product development strategy is to use clinical distributors, manufacturers and CROs to manufacture and distribute the product candidate and to conduct and manage clinical studies and to assist us in guiding products through the FDA review and approval process. Because we have engaged and intend to engage clinical distributors, manufacturers and CROs to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the clinical distributors, manufacturers and CROs fail to perform their obligations under our agreements with them or fail to manufacture and distribute the product candidate and to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any drug candidate. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT SEVERAL YEARS, WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

         We have had net operating losses since our inception in 1983. At September 30, 2001, our accumulated deficit was approximately $105.7 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

         We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for the development of Tarceva(TM) and our other research and development programs. These expenses include enhancements in our drug discovery technologies and increases in the resources we will devote to our internally funded proprietary projects, which are undertaken without collaborative partners. We do not expect to generate revenues from the sale of our potential products for a number of years, and we expect to continue to incur operating losses during this period.

IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY LIMITED.

         We currently own 16 U.S. patents and 42 foreign patents. In addition, we currently own 26 pending applications for U.S. patents, three of which have been allowed, and 75 applications for foreign patents. Upon the closing of the Gilead transaction, we acquired ownership of, or exclusive license to, 28 U.S. patents and 53 foreign patents. We also acquired ownership of, or exclusive license to, four U.S. and 44 foreign pending patent applications, and we now jointly own, with North Carolina State University, one issued U.S. patent and one U.S. and four foreign pending patent applications. We intend to continue to aggressively seek patent protection for all of the product candidates that we have discovered or developed.

         Our success depends, in part, on our ability and our collaborative partners' ability to obtain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished.

         The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are confidential until a patent issues, and publications in the scientific or patent literature lag behind actual discoveries.

         The degree of future protection for our proprietary rights will remain uncertain if our pending patent applications are not approved for any reason or if we are unable to develop additional proprietary technologies that are patentable. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies and challenge issued patents.

IF WE CANNOT OBTAIN ADEQUATE FUNDING FOR OUR RESEARCH AND DEVELOPMENT EFFORTS, WE MAY HAVE TO LIMIT THE SCOPE OF OUR PROPRIETARY PRODUCT DEVELOPMENT OR ENTER INTO MORE RESTRICTIVE ARRANGEMENTS WITH COLLABORATIVE PARTNERS.

         Our future capital requirements will depend on many factors, including the size and complexity of our research and development programs, the progress of pre-clinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for our product candidates, the costs of manufacturing arrangements and the costs of commercialization activities.

         We intend to raise funds through public or private sales of our securities, including equity securities, as well as from collaborative partners. We may not be able to obtain adequate funding from equity financings on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings may dilute the value of the common stock held by our stockholders. If adequate funds are not available, we may be required to significantly curtail one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish certain of our rights to a number of our technologies or product candidates.

IF OUR COLLABORATIVE PARTNERS GIVE OTHER PRODUCTS GREATER PRIORITY THAN OUR PRODUCTS, THEN OUR PRODUCTS MAY BE SUBJECT TO DELAYS IN RESEARCH AND DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION THAT MAY IMPEDE OUR ABILITY TO TAKE THEM TO MARKET BEFORE OUR COMPETITORS. THIS MAY RENDER OUR PRODUCTS OBSOLETE OR MAY RESULT IN LOWER THAN ANTICIPATED REVENUES FOR US.

         We rely on some of our collaborative partners to assist with research and development as well as the manufacture of our potential products in their FDA-approved manufacturing facilities. Some of our collaborative agreements allow our partners significant discretion in electing whether or not to pursue the activities that they have agreed to pursue for us. We cannot control the amount and timing of resources our collaborative partners devote to our programs or potential products. Our potential products may be in competition with other products for priority of access to our collaborative partners' research and development and manufacturing facilities. If our collaborative partners do not give significant priority to the research and development or manufacture of our potential products in an effective or timely manner, the clinical development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products to the market on a timely basis could be impaired. Furthermore, we may not be able to enter into any necessary third-party research and development or manufacturing arrangements on acceptable terms, if at all.

CONSOLIDATIONS AMONG COMPANIES WITH WHICH WE ARE ENGAGED IN PARTNERSHIPS OR ALLIANCES CAN RESULT IN THE DIMINUTION OR TERMINATION OF, OR DELAYS IN, ONE OR MORE OF OUR COLLABORATIVE PROGRAMS.

         In 1995, the pharmaceutical operations of three companies with which we had collaborative research agreements, Hoechst AG, Hoechst Roussel Pharmaceuticals, Inc. and Marion Merrell Dow Inc., were combined into one entity, currently known as Aventis. This combination resulted in delays in our collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by us. The merger between Pfizer and Warner-Lambert and other future consolidations among large pharmaceutical companies with which we are engaged could result in the diminution or termination of, or delays in, one or more of our collaborative programs.

IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM THIRD PARTIES, OUR REVENUES AND ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

         The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the revenues and royalties we may receive on commercialized products.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.

         Our processes and potential products may conflict with patents which have been or may be granted to competitors, academic institutions or others. As the biotechnology industry expands and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS OR PRODUCT CANDIDATES.

         The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug discovery candidates and products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. While we currently maintain product liability insurance that we believe is adequate, such insurance may not be available at reasonable rates, if at all, in the future. If we do not or cannot maintain adequate insurance coverage, we may incur significant liability if a product liability claim arises.

IF OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES ARE NOT WILLING TO PAY APPROPRIATE ROYALTIES FOR THE USE OF OUR PATENTED "GENE TRANSCRIPTION ESTATE," THEN WE MAY CHOOSE TO EXPEND SUBSTANTIAL AMOUNTS OF FUNDS AND RESOURCES IN ENFORCING THE PATENTS.

         We are seeking to license to other companies rights to use our patented "gene transcription estate" which consists of drug discovery assays that provide a way to identify novel product candidates that can control the activity of genes. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted five licenses to use our gene transcription patent. If other pharmaceutical and biotechnology companies which we believe are using our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between abandoning our licensing strategy or initiating legal proceedings against those companies. Legal action, particularly patent infringement litigation, is extremely costly.

IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN OUR STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR STOCK WHEN DESIRED OR AT DESIRABLE PRICES.

         When the stock prices of biotechnology companies fall, our stock price will most likely fall as well. The market price of the common stock of biotechnology and pharmaceutical companies and our common stock has been volatile and may remain volatile for the foreseeable future. If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices.

         The following factors, among others, may also cause our stock price to decline:

         -        fluctuations in operating results;

         - announcements of technological innovations or new therapeutic products by others;

         -        negative or neutral clinical trial results;

         -        developments concerning strategic alliance agreements;

         -        government regulation;

         -        developments in patent or other proprietary rights;

         -        public concern as to the safety of our products;

         - future sales of substantial amounts of our common stock by existing stockholders; and

         -        comments by securities analysts and general market conditions.

OUR CORPORATE GOVERNANCE DOCUMENTS AND STATE LAW PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE CERTAIN TYPES OF TRANSACTIONS INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY.

         Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares of, preferred stock. Since January 1999, we have had a shareholders rights plan, which was subsequently replaced with a new plan, commonly referred to as a "poison pill." Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

                                  RECENT EVENTS

         On December 21, 2001, pursuant to an Asset Purchase Agreement, dated November 26, 2001, by and between OSI and Gilead Sciences, Inc., OSI issued 924,984 shares of common stock to Gilead. Under the Asset Purchase Agreement, OSI acquired certain of Gilead's oncology assets including Gilead's pipeline of clinical oncology candidates and certain related intellectual property, as well as Gilead's Boulder, Colorado operations, including clinical research and drug development personnel, infrastructure and facilities. In consideration for these assets, OSI paid Gilead $130 million in cash and the 924,984 shares of common stock, valued at $40 million as of the closing date of the transaction. Upon the achievement of certain milestones related to the development of NX211, the most advanced of Gilead's oncology product candidates, OSI would also pay Gilead up to an additional $30 million in either cash or a combination of cash and common stock. OSI also assumed certain royalty and milestone obligations to third parties in connection with those oncology products. OSI agreed to file the registration statement, of which this prospectus is a part, which enables Gilead, as the selling stockholder, to sell the shares. OSI also agreed to reimburse Gilead for any liability OSI may cause by making any untrue statements of material fact or failing to state a material fact in this registration statement.

         Details regarding the Asset Purchase Agreement and issuance of stock are contained in the Asset Purchase Agreement, dated November 26, 2001, by and between OSI and Gilead and the Investor Rights Agreement, dated December 21, 2001, by and between OSI and Gilead, both of which have been filed as Exhibits
2.1 and 4.1, respectively, to OSI's registration statement on Form S-3 filed with the SEC on January 2, 2002.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of common stock are solely for the account of the selling stockholder. OSI will not receive any proceeds from the sale of the shares.

                               SELLING STOCKHOLDER

         The table below describes the amount of common stock owned by the selling stockholder as of December 26, 2001, and the number of shares of common stock the selling stockholder is selling under this prospectus.

                                                                             PERCENTAGE OF          PERCENTAGE OF
                                                         SHARES              SHARES OWNED            SHARES OWNED
                                  SHARES                OFFERED                PRIOR TO                 AFTER
   SELLING STOCKHOLDER             OWNED                 HEREBY               OFFERING(1)            OFFERING(1)
   -------------------            ------                -------              -------------          -------------
Gilead Sciences, Inc.               924,984              924,984                 2.6%                   2.6%

----------

(1)      Based on shares of common stock issued and outstanding as of December
         26, 2001

                              PLAN OF DISTRIBUTION

         Any distribution hereunder of the shares by the selling stockholder may be effected from time to time in one or more of the following transactions:

         - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on Nasdaq or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

         - through underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

         - directly or through brokers or agents in private sales at negotiated prices,

         - by pledge to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder,

         - through put or call options transactions relating to the shares,

         - through short sales of shares directly or through brokers or agents or the loan or pledge of the shares to brokers or agents in connection with hedging transactions, or

         - a combination of any of the foregoing or by any other legally available means.

         Also, offers to purchase shares may be solicited by agents designated by the selling stockholder from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholder may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholder, any discounts, commissions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholder or by agreement between the selling stockholder and underwriters or dealers, if any. The selling stockholder also may, from time to time, authorize dealers, acting as selling stockholder's agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

         OSI has been advised that, as of the date hereof, the selling stockholder has made no arrangements with any broker for the sale of their shares. The selling stockholder and any underwriters, brokers or dealers involved in the sale of the shares, may be considered "underwriters" as that term is defined by the Securities Act although the selling stockholder disclaim such status. OSI has agreed to reimburse the selling stockholder against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholder has agreed to reimburse OSI against certain liabilities. OSI has agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public including reasonable fees and expenses of counsel not to exceed $7,500, other than certain internal administrative and similar costs of the selling stockholder, any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of the shares by the selling stockholder. OSI will not receive any proceeds from any sales of the shares pursuant to this prospectus. The selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of OSI's common stock by the selling stockholder.

                              AVAILABLE INFORMATION

         OSI has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about OSI and OSI's common stock. OSI also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document OSI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information that OSI has filed electronically. The SEC's website is located at http://www.sec.gov. OSI also maintains its own website which is located at http://www.osip.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows OSI to "incorporate by reference" the information OSI provides in documents filed with the SEC, which means that OSI can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that OSI later files with the SEC, modifies and replaces this information. OSI incorporates by reference the following documents OSI has filed with the SEC:

         1. annual report on Form 10-K for the fiscal year ended September 30, 2001, filed with the SEC on December 13, 2001;

         2. current report on Form 8-K, filed with the SEC on December 11, 2001; and

         3. the description of OSI's common stock, which is registered under Section 12 of the Exchange Act, contained in OSI's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents OSI files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, telephone (631) 962-2000. OSI will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. OSI has not authorized anyone else to provide you with different information. The selling stockholder may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholder is offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  LEGAL MATTERS

         Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for OSI.

                                     EXPERTS

         The consolidated financial statements of OSI Pharmaceuticals, Inc. and its subsidiaries as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report covering the September 30, 2001 consolidated financial statements refers to a change in method of revenue recognition for certain upfront non-refundable fees in 2001.

         You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.






                                 924,984 shares

                            OSI PHARMACEUTICALS, INC.



                                  Common Stock


                               ------------------

                                   Prospectus

                               ------------------



                                           , 2002
                               ------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by OSI. Other than the SEC registration fee, the amounts stated are estimates.

                  SEC registration fee..................         $  9,721
                  Accounting fees and expenses..........         $  7,500
                  Legal fees and expenses...............         $ 12,000
                                                            -------------
                      Total.............................         $ 28,721

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

         OSI's Certificate of Incorporation provides that OSI shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of OSI or another enterprise if said person served such enterprise at the request of OSI. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits OSI to provide broader indemnification rights than said law permitted OSI to provide prior to such amendment. The Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, OSI shall indemnify the person only if such action, suit or proceeding was authorized by OSI's Board of Directors. The Certificate of Incorporation also contains a provision eliminating the liability of directors of OSI to OSI or its stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits OSI to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which OSI would have the power to indemnify such persons under the General Corporation Law of Delaware. OSI maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16.          EXHIBITS.

         The following is a list of exhibits filed as part of the Registration
Statement:

         2.1 Asset Purchase Agreement, dated November 26, 2001, by and between OSI and Gilead Sciences, Inc.

         4.1 Investor Rights Agreement, dated December 21, 2001, by and between OSI and Gilead Sciences, Inc.

         5.1 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder

         23.1     Consent of KPMG LLP

         23.2     Consent of Saul Ewing LLP (included in Exhibit 5.1)

         24.1     Power of Attorney (contained on Signature Page)



ITEM 17.          UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      to include any prospectus required by
         section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       Filing Incorporating Subsequent Exchange Act Documents By
Reference.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       Request for Acceleration of Effective Date

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on January 2, 2002.

                          OSI PHARMACEUTICALS, INC.

                          By:  /S/ COLIN GODDARD, PH.D.
                               -------------------------------------------------
                               Colin Goddard, Ph.D.
                               Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                                TITLE                           DATE

/S/ COLIN GODDARD, PH.D.
------------------------------------------                 Chairman of the Board
Colin Goddard, Ph.D.                                    and Chief Executive Officer          January 2, 2002
                                                       (principal executive officer)

/S/ ROBERT L. VAN NOSTRAND
------------------------------------------               Vice President and Chief            January 2, 2002
Robert L. Van Nostrand                                      Financial Officer
                                                         (principal financial and
                                                            accounting officer)


/S/ G. MORGAN BROWNE                                             Director                    January 2, 2002
------------------------------------------
G. Morgan Browne


/S/ JOHN H. FRENCH, II                                           Director                    January 2, 2002
------------------------------------------
John H. French, II



/S/ EDWIN A. GEE, PH.D.                                          Director                    January 2, 2002
------------------------------------------
Edwin A. Gee, Ph.D.


/S/ DARYL K. GRANNER, M.D.                                       Director                    January 2, 2002
------------------------------------------
Daryl K. Granner, M.D.


/S/ WALTER M. LOVENBERG, PH.D.                                   Director                    January 2, 2002
------------------------------------------
Walter M. Lovenberg, Ph.D.


/S/ VIREN MEHTA                                                  Director                    January 2, 2002
------------------------------------------
Viren Mehta


/S/ SIR MARK RICHMOND, PH.D.                                     Director                    January 2, 2002
------------------------------------------
Sir Mark Richmond, Ph.D.


/S/ JOHN P. WHITE, ESQUIRE                                       Director                    January 2, 2002
------------------------------------------
John P. White, Esquire


                                  EXHIBIT INDEX

    EXHIBIT NO.                             EXHIBIT
    -----------                             -------
       2.1                 Asset Purchase Agreement, dated November 26, 2001, by
                           and between OSI and Gilead Sciences, Inc.

       4.1 Investor Rights Agreement, dated December 21, 2001, by and between OSI and Gilead Sciences, Inc.

       5.1 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder

       23.1                Consent of KPMG LLP

       23.2                Consent of Saul Ewing LLP (included in Exhibit 5.1)

       24.1                Power of Attorney (contained on Signature Page)